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Exhibit 5.1

June 29, 2001

Monolithic System Technology, Inc.
1020 Stewart Drive
Sunnyvale, CA 94085

REGISTRATION ON FORM S-8

Dear Ladies and Gentlemen:

    We have acted as counsel to Monolithic System Technology, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") of the public offering of up to 5,000,000 shares of common stock, par value $.01 per share ("Common Stock") under the Company's 2000 Employee Stock Option Plan, up to 200,000 shares of Common Stock under the Company's 2000 Employee Stock Purchase Plan, up to 2,173,431 shares of Common Stock, under the Company's 1996 Stock Plan and up to 321,300 shares of Common Stock under the Company's 1992 Stock Option Plan (the "Plans").

    In this regard, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and records of meetings of and written consents by the stockholders and the directors of the Company. In addition, we have made such examinations of matters of law as we deemed appropriate for purposes of this opinion. As to certain factual matters we deem relevant to this opinion, we have relied upon a certificate of officers of the Company and have not sought to independently verify the matters stated therein.

    Based upon the foregoing, it is our opinion that the 7,694,731 shares of Common Stock, when issued under the Plans, will be validly issued, fully paid and non-assessable, and no personal liability will attach to the holders of such shares by reason of the ownership thereof.

    This opinion is rendered solely in connection with the registration of the shares of Common Stock under the Registration Statement.

    We consent to being named in the Registration Statement and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
By:	/s/ ALAN B. KALIN
Alan B. Kalin A Member of the Firm

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REGISTRATION ON FORM S-8